May 31, 2007

Office of the Chief Accountant

Securities and Exchange Commission

450 Fifth Street, N.W.

Washington, D.C. 20549

Ladies and Gentlemen:

We confirm that we have reviewed the responses of TetriDyn Solutions, Inc. with respect to Item 4.02(b) of their Form 8-K: Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review, dated May 31, 2007. We agree with all of the statements contained therein that pertain to us.

We hereby consent to the filing of this letter as an exhibit to the foregoing report on Form 8-K.

Regards,

Webb & Company, P.A.